EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

SAFLINK Corporation

We consent to the incorporation by reference in the foregoing registration statement on Form S-3 of SAFLINK Corporation of our report dated March 19, 2004, except for the last two paragraphs of Note 20, as to which the date is March 22, 2004, relating to the consolidated balance sheets of SSP Solutions, Inc. as of December 31, 2003, and 2002, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years then ended, which report appears in the current report on Form 8-K of SAFLINK Corporation, dated October 15, 2004, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ HASKELL & WHITE LLP

Irvine, California

October 15, 2004